                                                                       EXHIBIT 3


                             STOCK OPTION AGREEMENT


     THIS STOCK OPTION AGREEMENT ("Agreement") is entered into as of April 25, 2001, among NETGATEWAY, INC., a Delaware corporation ("NetGateway"), and certain stockholders of NetSol International, Inc. ("NetSol") executing this Agreement (each a "Stockholder" and collectively, the "Stockholders").

                              W I T N E S S E T H :

     WHEREAS, the Stockholders have agreed to grant to NetGateway an irrevocable option (the "NetGateway Option") with respect to certain shares of common stock of NetSol (the "NetSol Stock") , owned by the Stockholders, upon the terms and subject to the conditions hereafter set forth;

     WHEREAS, NetGateway has agreed to grant to the Stockholders irrevocable warrants (the "Stockholders Warrants") with respect to certain shares of common stock, $0.001 par value per share of NetGateway (the "NetGateway Stock"), upon the terms and subject to the conditions hereafter set forth;

     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Grant of NetGateway Option. Each of the Stockholders hereby grants to NetGateway an irrevocable option with an exercise price of three dollars and eighty cents ($3.80) per share (the "NetGateway Option") to purchase up to that number of shares of NetSol Stock which are owned of record and beneficially by the Stockholders in the amounts set forth opposite their respective names on EXHIBIT A annexed hereto; it being understood and agreed that a maximum of Three Hundred Thousand (300,000) shares of NetSol Stock are subject to the NetGateway Option.

     The NetGateway Option may be exercised by NetGateway or any assignee of NetGateway, in whole or in part, at any time and from time to time within forty-five (45) days from the date of this Agreement. On each occasion that NetGateway or any assignee of NetGateway shall elect to exercise the NetGateway Option it shall do so on a pro-rata basis as to each Stockholder listed on EXHIBIT A annexed hereto. For avoidance of doubt, if, for example, NetGateway or any assignee of NetGateway Option shall elect to exercise the NetGateway Option as to 100,000 shares (or 33-1/3% of the total number of shares of NetSol Stock which may be purchased upon such partial exercise of the NetGateway Option), it shall purchase from each Stockholder thirty-three and 1/3 (33-1/3%) percent of the shares of NetSol Stock set forth opposite his, her or its name on EXHIBIT A hereto.

     Notwithstanding the foregoing, the NetGateway Option may not be exercised by NetGateway if, at the time of intended exercise, NetGateway is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, in which event the NetGateway Option shall terminate and shall be of no further force or effect.

     If and on each occasion that NetGateway elects to exercise the NetGateway Option, NetGateway shall deliver to the Stockholders a written notice (an "Exercise Notice") specifying the total number of shares of NetSol Stock it elects to purchase. Each closing of a purchase of shares of NetSol Stock shall occur at a place, on a date and at a time designated by NetGateway in an Exercise Notice, but in no event later than three business days following the date of the Exercise Notice. The exercise price shall be payable in cash or by wire transfer of immediately available funds.

     2. Grant of Stockholders' Warrants. NetGateway hereby grants to the Stockholders irrevocable warrants with an exercise price of thirty-five and six-tenths cents ($0.356) per share (collectively the "Stockholders Warrants") to purchase up to Three Hundred Thousand (300,000) shares of

NetGateway Stock; which Stockholders Warrants shall be granted to each of the Stockholders in the amounts set forth opposite their respective names on EXHIBIT B annexed hereto.

     The Stockholders Warrants may be exercised by any Stockholder or any assignee of a Stockholder, in whole or in part, at any time and from time to time within forty-five (45) days from the date of this Agreement.

     If and on each occasion that a Stockholder elects to exercise the NetGateway Option, such Stockholder shall deliver to NetGateway an Exercise Notice specifying the total number of shares of NetGateway Stock such Stockholder elects to purchase. Each closing of a purchase of shares of NetGateway Stock shall occur at a place, on a date and at a time designated by such Stockholder in an Exercise Notice, but in no event later than three business days following the date of the Exercise Notice. The exercise price shall be payable in cash or by wire transfer of immediately available funds.

     3. Representations and Warranties of NetGateway. NetGateway represents and warrants to each Stockholder that (a) NetGateway is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder, (b) the execution and delivery of this Agreement by NetGateway and the consummation by NetGateway of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of NetGateway , (c) this Agreement has been duly executed and delivered by NetGateway and constitutes a valid and binding obligation of NetGateway and is enforceable against NetGateway in accordance with its terms,
(d) NetGateway has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the NetGateway Option, and at all times from the date hereof through the expiration of the NetGateway Option shall have so reserved, 300,000 unissued shares of NetGateway Stock, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, shall be duly authorized, validly issued, fully paid and nonassessable, (e) upon delivery of such shares of NetGateway Stock to the Stockholders upon exercise of the Stockholders Warrants, the Stockholders shall acquire good and valid title to all of such shares, free and clear of any and all Liens of any nature whatsoever, (f) the execution and delivery of this Agreement by NetGateway does not, and the performance of this Agreement by NetGateway will not result in a violation of (1) the certificate of incorporation or bylaws of NetGateway presently in effect, (2) any statute, rule, regulation, ordinance, order, judgment, writ or decree applicable to NetGateway or by which it or any of its assets or properties is bound or affected, or (3) or give rise to any rights of termination, amendment, acceleration or cancellation of, or result in the creation or imposition of any lien on any of the property or assets of NetGateway pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which NetGateway or any of its subsidiaries is a party or by which NetGateway or any of its assets or properties is bound or affected (except, in the case of clauses (2) or (3) above, for violations which individually or in the aggregate would not have a material adverse effect on NetGateway and its subsidiaries taken as a whole), and (g) the execution and delivery of this Agreement by NetGateway does not, and the performance of this Agreement by NetGateway will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority.

     4. Representations and Warranties of Stockholders . Each Stockholder severally represents and warrants to NetGateway that (a) such Stockholder has all requisite power and authority to enter into this Agreement and to perform his, her or its obligations hereunder, (b) the execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Stockholder (c) this Agreement has been duly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder and is enforceable against Stockholder in accordance with its terms, (d) the execution and delivery of this Agreement by NetGateway does not, and the performance of this Agreement by Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority and (f) such Stockholder owns of record and beneficially all of the shares of NetSol Stock set forth on EXHIBIT A hereto and has the requisite power and authority to transfer such shares to NetGateway upon exercise of NetGateway's Option, free and clear of all liens, claims, security interests or rights of others.

     5. Demand Registration Rights. If a Stockholder elects to offer and sell any shares of NetGateway Stock purchased pursuant to the Stockholders Warrants within two years after such purchase and upon the advice of outside U.S. counsel to such Stockholder that such offer and sale requires registration under the Securities Act, such Stockholder, by written notice (the "Registration Notice") to NetGateway (for purposes of this Section 5, the "Registrant"), may request the Registrant to register under the Securities Act the offer and sale by NetGateway of all or any portion of the shares purchased pursuant to the Stockholders Warrants ("Restricted Shares") and beneficially owned by NetGateway (the "Registrable Securities") pursuant to a Form S-3 registration statement or other applicable form of registration of NetGateway's Common Stock.

     NetGateway shall use its best efforts, as promptly as practicable, to effect the registration under the Securities Act of the offer and sale by Stockholders of the unpurchased Registrable Securities; provided, however, that
(i) Stockholders shall not be entitled to request more than two demand registrations pursuant to this Section 5 and (ii) the Registrant shall not be required to file any registration statement during any period of time (not to exceed 60 days after such request in the case of clause (B) below or 120 days in the case of clause (A) below) when (A) the Registrant is in possession of material and non-public information, the disclosure of which at such time, with the advice of outside counsel, it reasonably believes it would be detrimental to the Registrant and, in the judgment of the Board of Directors of the Registrant, such information would have to be disclosed if a registration statement were filed at that time under the Securities Act; or (B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion therein. If consummation of the offer and sale of any Registrable Securities pursuant to a demand registration pursuant to this
Section 5 does not occur within 90 days after the filing with the SEC of the initial registration statement with respect thereto, the provisions of this
Section 5 again shall be applicable to any proposed demand registration; provided, however, that NetGateway shall not be entitled to request more than two demand registrations pursuant to this Section 5 in any 12-month period. The Registrant shall use its best efforts to cause all Registrable Securities included in a registration statement pursuant to this Section 5 to be qualified for sale under the securities or "blue-sky" laws of such jurisdictions as NetGateway reasonably may request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Registrant shall not be required to qualify to do business, or consent to general service of process, in any jurisdiction solely by reason of this provision.

     The demand registration rights set forth in this Section 5 are subject to the condition that NetGateway shall provide the Registrant with such information with respect to NetGateway's Registrable Securities, the plans for the distribution thereof, and such other information with respect to NetGateway as, in the reasonable judgment of outside counsel for the Registrant, is necessary to enable Registrant to include in such registration statement all material facts required to be disclosed with respect to a registration hereunder (including, without limitation, all such information required pursuant to Rules 507 and 508 of Regulation S-K under the Securities Act).

     A demand registration effected pursuant to this Section 5 shall be effected exclusively at the Registrant's expense, except for underwriting discounts and broker-dealer allowances, concessions and commissions, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from independent auditors) as are customary in connection with underwritten public offerings and as such underwriters otherwise reasonably may require.

     6. Restrictive Legends. Each certificate evidencing shares of NetGateway Stock issued to a Stockholder hereunder upon the full or partial exercise of such Stockholders Warrants initially shall be endorsed with a legend in substantially the following form:

          THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND NEITHER SUCH SECURITIES (NOR ANY INTEREST THEREIN) MAY BE OFFERED, SOLD OR TRANSFERRED, UNLESS IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION AND FROM QUALIFICATION UNDER APPLICABLE STATE

     SECURITIES (OR "BLUE SKY") LAWS IS AVAILABLE. SUCH SECURITIES ALSO ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN A CERTAIN STOCK OPTION AGREEMENT, DATED APRIL 25, 2001, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER HEREOF.

     7. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and (to the extent permitted as set forth in the next sentence) assigns. The NetGateway Option and the Stockholders Warrants are freely assignable by any party possessing the same, with the prior written consent of any other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person (other than the parties hereto and their respective permitted assigns) any rights or remedies of any nature whatsoever by reason of this Agreement. Any Restricted Shares sold by a party in compliance with the provisions of Section 5 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement.

     8. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise violated or breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. If any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

     9. Entire Agreement. This Agreement and its exhibits constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to such subject matter.

     10. Further Assurances. Each party shall execute and deliver all such further documents and instruments and take all such further action as may be necessary to consummate the transactions contemplated hereby.

     11. No Remedy in Certain Circumstances. Each party agrees that, should any court of competent jurisdiction or competent Governmental Authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes the Agreement absolutely impossible (without regard to commercial impracticability) to perform, in which case this Agreement shall terminate. Except as otherwise contemplated by this Agreement, to the extent that a party hereto takes an action inconsistent herewith or fails to take action consistent herewith or required hereby pursuant to an order or judgment of a court of competent jurisdiction or competent Governmental Authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

     12. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, by recognized national delivery service or sent by certified or registered mail, postage prepaid, and shall be deemed to be delivered upon receipt at the following address, or to such other address or addresses as such person subsequently may designate by notice delivered hereunder:

         If to NetGateway to:
         --------------------

         NetGateway, Inc.
         754 East Technology Avenue
         Orem, Utah 84097
         Attn:  Donald Danks


         If to the Stockholders, to:
         --------------------------
         NetSol Shareholders Group, LLC
         Attn: Jonathan D. Iseson
         c/o BlueWater Partners, LLC
         6 Chanticlaire Road
         Manhasset, New York 11030


     13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of State of Delaware, applicable to instruments made and performed entirely within such jurisdiction, and without regard to the conflicts of law provisions of such state.

     14. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute but one and the same instrument.

     16. Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     17. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first above written.



                                       NETGATEWAY, INC.


                                       By: /s/ DONALD DANKS
                                           ------------------------------------
                                           Donald Danks
                                           Its: Chief Executive Officer



                                       STOCKHOLDERS:

BLUE WATER MASTER FUND, L.P.           BLUE WATER PARTNERS II, L.P.

By:  Blue Water Partners, LLC          By:  Blue Water Partners, LLC
Its: General Partner                   Its: General Partner

      By:  JDI Management Corp.              By:  JDI Management Corp.
      Its: Principal                         Its: Principal


           By: /s/ JONATHAN D. ISESON             By: /s/ JONATHAN D. ISESON
               ----------------------                 --------------------------
               Jonathan D. Iseson                     Jonathan D. Iseson
               Its: Principal                         Its: Principal


PSM INTERNATIONAL LTD.



By:
   ----------------------
Name:
Its:



------------------------
Robert J. Harman



------------------------
Susan P. Harman


/s/ DR. HENRY VOGEL
------------------------
Dr. Henry Vogel

                                    EXHIBIT A

                                NETGATEWAY OPTION


      -----------------------------------------------------------------------
                                            Shares of NetSol Stock Subject to
             Stockholder                             NetGateway Option
      -----------------------------------------------------------------------
      Blue Water Master Fund, L.P.                        210,243
      Blue Water Partners II, L.P.                         26,812
      PSM International Limited                             9,665
      Robert and Susan Harman                               8,506
      Dr. Henry Vogel                                      44,774
      -----------------------------------------------------------------------
      Total Shares                                        300,000
      -----------------------------------------------------------------------


                                    EXHIBIT B

                               STOCKHOLDER WARRANT


      -----------------------------------------------------------------------
                                        Shares of NetGateway Stock Subject to
               Stockholder                     Stockholders Warrants
      -----------------------------------------------------------------------
      Blue Water Master Fund, L.P.                    210,243
      Blue Water Partners II, L.P.                     26,812
      PSM International Limited                         9,665
      Robert and Susan Harman                           8,506
      Dr. Henry Vogel                                  44,774
      -----------------------------------------------------------------------
      Total Shares                                    300,000
      -----------------------------------------------------------------------